SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 2, 2004 (September 16, 2004)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)		14303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable
(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On November 2, 2004, the Seneca Nation of Indians held an election for its three Executive Branch officers, the President (Chief Executive Officer), Treasurer (Chief Financial Officer) and the Clerk, and 8 of the 16 members of its legislative branch, or the Council.  The first two of the three events reported below are actions taken by the new government at its first Council meeting on November 13, 2004.

On November 18, 2004, our outside legal counsel received a letter from the law firm of Sheppard Mullin Richter & Hampton LLP that it had been appointed by the Seneca Nation of Indians on November 13, 2004 as Independent Counsel to conduct a review of all actions taken, including actions taken by us, in the building, financing, management and operation of the gaming facilities operated within the territory of the Seneca Nation, including, but not limited to, the Seneca Niagara Casino and the Seneca Allegany Casino.   The recitals to the Tribal Council resolutions appointing Sheppard Mullin as Independent Counsel state that the Council is appointing Independent Counsel because it has significant concerns regarding the financing, operation and management of the Nation’s gaming facilities owned and operated by the Seneca Gaming Corporation and our subsidiaries and by Seneca Gaming and Entertainment Corporation (a separate tribal business enterprise) and that it desires to ensure that the gaming facilities have been constructed, financed, operated and managed by SGC and our subsidiaries and by Seneca Gaming and Entertainment in accordance with their charters and the laws of the Nation, New York State and United States of America. The enacting resolutions further provide that the Independent Counsel is to confirm that all financial transactions were conducted at arm’s length, in the best interests of the Nation, free of any conflicts of interest, and in conformity with all applicable laws.  We are fully cooperating with Sheppard Mullin and its agents and representatives in its independent inquiry.  The above summary regarding the Council resolutions adopted on November 13, 2004 is qualified in its entirety by the Council resolutions adopted on such date, which are filed herewith as Exhibit 99.1 and are incorporated herein by reference.

On November 23, 2004, we received a copy of Tribal Council resolutions dated November 13, 2004, which appointed a Class II Management Committee to develop policies and procedures to govern the Nation’s Class II Facilities located on its Allegany Territory, which include our operation of the Seneca Allegany Bingo Facility.  The resolutions provide that the Class II Management Committee is to submit the proposed Class II policies and procedures to Council for consideration at its next regularly scheduled meeting in January 2005.  The November 13, 2004 resolutions further provide that all revenues generated by the Nation’s Class II facilities shall be transferred directly to the Nation instead of to us.  Through subsequent discussions with executive officers of the Nation, we have been informed that, notwithstanding the foregoing resolutions, the Council wants the Seneca Allegany Bingo Facility transferred to the Nation on January 1, 2005.  We are in the process of transferring the Seneca Allegany Bingo Facility to the Nation by such date.   We opened and began to operate the Seneca Allegany Bingo Facility on May 1, 2004.  During the 5 months ended September 30, 2004, we have invested approximately $2.1 million in renovating and upgrading the Seneca Allegany Bingo Facility and have received approximately $1.5 million of operating income from this Facility during this period.   The above summary regarding the Council resolutions adopted on November 13, 2004 is qualified in its entirety by the Council resolutions adopted on such date, which are filed herewith as Exhibit 99.2 and are incorporated herein by reference.

We previously reported on the August 17, 2004 decision of the Nation’s Supreme Appellate Court to overturn an earlier decision of the Nation’s Court of Appeals with respect to the organization and governance of our company and its subsidiaries and removing the case reported on and related matters from the jurisdiction of the Court of Appeals.  Under the Nation’s Constitution, the Nation’s Supreme Appellate Court is the Nation’s highest court and its decisions are not subject to review by any other Tribal court.  Notwithstanding this decision, on September 16, 2004, the Court of Appeals held that the Supreme Appellate Court’s August 17, 2004 decision was illegal, invalid and of no force and effect due to the violation of Seneca Nation of Indians Rules of Appellate Procedure, among other reasons.  The Court of Appeals remanded the case to the Peacemakers’ Court and ordered this court to convene and hear the original case with its bench rulings in effect within 30 days of the September 16, 2004 Court of Appeals Order.  On September 28, 2004 we requested by letter to the Supreme Appellate Court clarification that its decision in fact controls.  As of this date, we have not received any response to our inquiry.  The Peacemaker’s court has not convened as of this date to consider this matter.

Item 9.01  Financial Statements and Exhibits

The following exhibits are filed as a part of this Current Report on Form 8-K:

(c)                                  Exhibits

99.1	Seneca Nation of Indians Tribal Council Resolutions adopted on November 13, 2004 appointing an Independent Counsel.
99.2	Seneca Nation of Indians Tribal Council Resolutions adopted on November 13, 2004 appointing a Class II Management Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION
(Registrant)

Date:	December 2, 2004	/s/ Barry W. Brandon
Name: Barry W. Brandon
Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
No.	Description

*99.1	Seneca Nation of Indians Tribal Council resolutions appointing an Independent Counsel.

*99.2	Seneca Nation of Indian Tribal Council resolutions appointing a Class II Management Committee.

*Filed herewith